AUTHORIZED RESELLER AGREEMENT

This AGREEMENT (“Agreement”) is effective on May 10, 2006 (“Effective Date”) by and between Twisted Pair Solutions, Inc. (”TPS”), having a place of business at 3131 Elliott Ave, Suite 200, Seattle, WA 98121 USA, and GlobalTel IP, Inc. (“Reseller”), having a place of business at 7999 N Federal Hwy, Suite 401, Boca Raton, FL 33487.

WHEREAS, TPS is the owner and developer of the Products, as defined below; and

WHEREAS, Reseller wishes to be appointed as an authorized Reseller so as to make the Products available to Reseller’s customers under the terms and conditions of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.0 Definitions.

1.1 “Added Value” is the non-TPS component of the total solution which Reseller provides to End Users. Added Value includes, but is not limited to, pre- and post-sales network design, design implementation, and ongoing support at the level specified in TPS Channel Program documentation.

1.2 “Channel Partner Program” is the documentation of the specific requirements Resellers must meet in order to sell Products, the hierarchical classification of Resellers according to which requirements have been met, and the pricing discounts, market development funds and other benefits provided to the Reseller by TPS for having fulfilled the specific requirements for each of said hierarchical levels.

1.3 “End User” is the final purchaser or licensee that has acquired Product for its own internal use and not for resale, remarketing or distribution.

1.4 “Reseller” is a business entity that purchases and/or licenses products from TPS and resells them directly to End Users.

1.5 “Price List” means the list of Product prices included in Attachment A.

1.6 “Products” means the products and/or services identified in Attachment A, which Reseller may from time to time purchase from TPS in accordance with this Agreement.

1.7 “Software” is the machine readable (object code) version of computer programs and related documentation developed or marketed by TPS.

1.8 “Territory” means the geographical area(s) and/or specific End User markets as defined in Attachment A.

1.9 “Trademarks” has the meaning set forth in Section 7.0.

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2.0 Appointment of Reseller.

2.1 Appointment. Subject to the terms and conditions set forth herein, TPS hereby appoints Reseller and Reseller hereby accepts appointment as a nonexclusive authorized Reseller of the Products in the Territory. Future Products are deemed added to this Agreement at such time as they are added by TPS to the current Price List. TPS has the right to discontinue the distribution or availability of any Product with thirty (30) days prior written notice to Reseller.

2.2 Nonexclusive Relationship. Reseller hereby acknowledges that nothing in this Agreement shall be construed to preclude TPS from directly or indirectly marketing, selling, or servicing any Product to or for any party in the Territory or elsewhere, including without limitation other Resellers and technology partners.

3.0 Rights of Reseller and Restrictions.

3.1 Reseller Rights. Reseller has the right to purchase Products from TPS and to resell the Products to End Users only in the Territory. Reseller may only sell outside the Territory with prior written approval by TPS. Reseller shall be solely responsible for providing adequate service and support in connection with the distribution of the Products in accordance with this Agreement.

3.2 Reseller Prohibitions. Reseller agrees not to resell the Products (a) for redistribution, except (i) as integrated in Reseller’s systems which add substantial value and/or functionality to the Products, or (ii) with the prior written consent of TPS, (b) to customers or other distributors located outside the Territory or (c) with knowledge or reason to know that the Products will be transported outside the Territory, nor shall Reseller (d) modify the Products, (e) reproduce the Products, in whole or in part, or (f) reverse engineer, decompile, or disassemble the Products.

3.3 TPS Web Site Access. Reseller shall have Reseller-level access to the information and tools on the  TPS web site (www.twistpair.com), provided Reseller’s use of such information is subject to the terms and conditions set forth on www.twistpair.com and the confidentiality obligations of this Agreement.

3.4 Reseller Referral Listing. Unless Reseller informs TPS in writing that it may not do so, TPS may include Reseller in its TPS partner referral list and may, from time to time, refer opportunities and potential customers to Reseller.

3.5 Registered Partner Logo. Subject to Trademark restrictions included in this Agreement, Reseller shall have the right to use the Registered Partner Logo to promote the sale of Products to End Users.  This Registered Partner Logo will be provided to all Resellers.

4.0 Terms.

4.1 Reseller Orders. The terms and conditions of this Agreement shall apply to all orders submitted to TPS and supersede any different or additional terms on Reseller’s purchase orders. Orders issued by Reseller to TPS are solely for the purpose of requesting delivery dates and quantities. All orders placed with TPS for the Product will be subject to acceptance by TPS at its principal place of business. TPS shall use reasonable efforts to make deliveries promptly of orders so accepted.

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4.2 Price. Reseller shall pay TPS for all Products ordered and shipped by, or downloaded from, TPS, at the prices set forth in the Price List or as otherwise agreed in writing by TPS and Reseller, as set forth in Section 8.0.

4.3 Shipments. Orders will be delivered by TPS via e-mail, or other appropriate method, of one or more access keys or other method of activation (a) to the Reseller or (b) upon written request of the Reseller directly to End Users. Physical copies of Product, upon written request of Reseller, will be shipped F.O.B. destination.

4.4 Payment. Reseller shall pay TPS within thirty (30) days after receipt of the Products or date of TPS’ invoice, whichever is later. All payments shall be made in U.S. Dollars. TPS may accept payment in any amount without prejudice to its right to recover the balance of the amount due or to pursue any other right or remedy.  No endorsement or statement on any check or payment or in any letter accompanying a check or payment or elsewhere will be construed as an accord or satisfaction.  TPS reserves the right to conduct a credit check to confirm Reseller’s creditworthiness.  TPS’ obligations under this Agreement shall be contingent upon confirmation of Reseller’s creditworthiness to TPS’ reasonable satisfaction based on the results of any such credit check.  If Reseller fails to make any payment when due, TPS may withhold further shipments and/or downloads until the past-due payment is made, and may require that subsequent orders be paid for prior to or upon delivery of shipment.  In addition, overdue payments may be charged interest at the lesser of 1.5% per month or the maximum interest allowed by law.  If TPS is required to retain a collection agency or attorney to collect overdue payment, all reasonable collection costs, including attorney fees, will be payable by Reseller.

5.0 Taxes and Duties.

In addition to any payments due to TPS under this Agreement, Reseller shall pay any taxes, shipping, insurance, duties or other amounts, including without limitation state sales taxes, however designated, which are levied or based on such payments or arise under this Agreement, provided, however, that Reseller shall not be liable for taxes based on TPS’ net income. Reseller agrees to provide TPS with an appropriate resale certificate, if required. In the event that Reseller is required by applicable law to make deductions or withholdings from payments to TPS, then Reseller shall pay such additional amounts to TPS as may be necessary to assure that the actual amount received by TPS after deduction or withholding (and after payment of any additional taxes due as a consequence of such additional amount) shall equal the amount that would have been received if such deduction or withholding were not required.

6.0 Reseller Obligations.

6.1 Sales and Marketing. Reseller represents and warrants that it is familiar with the market for TPS Products. Reseller will use its best efforts to market and distribute the Products, and agrees that its marketing and advertising efforts will be of high quality and in good taste. Reseller will include in all such advertising all applicable copyright and trademark notices as they appear on or in the Products or other TPS materials, as applicable. TPS will provide a reasonable amount of advertising material, as requested by Reseller, for use in Reseller’s efforts to market the Products.

6.2 No Resale Outside the Territory. Reseller agrees not to solicit Product orders, engage salespersons, resell Products, or establish warehouses or other distribution centers outside of the Territory without prior written approval by TPS.

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6.3 Added Value. Reseller agrees to include its Added Value as part of every sale to End Users of TPS’ Products. Reseller agrees to demonstrate Products to prospective End Users at the End User’s location and to perform presales design and configuration of the Products as necessary.

6.4 Implementation Services. Reseller agrees to provide all necessary implementation services, including but not limited to the tools, expertise, and resources required for design, installation, integration, and/or upgrades, for all Products sold by Reseller through either (i) Reseller’s own internal resources or (ii) contracting with TPS approved subcontractor partners.

6.5 Support. Reseller agrees to provide the following support services for all Products sold by Reseller through either (i) Reseller’s own internal resources; (ii) through TPS; or (iii) contracting with TPS approved subcontractor partners: Tier 1 (help desk) and Tier 2 (problem isolation) support to the End User, as defined in the TPS Channel Partner Program, and appropriate to the level attained by Reseller in said Program.

6.6 Trained Personnel. Reseller agrees to maintain trained sales representatives and sales and integration engineers in the number appropriate to the TPS Channel Partner level attained by Reseller.

6.7 Reports. Reseller agrees to provide TPS with the following:

(a) Either: (i) within fifteen (15) days after the end of each month, or (ii) in the applicable Product purchase order issued to TPS, and in any event in writing within five (5) days of receiving a request for such information from TPS, Point of Sale Reports in which Reseller shall identify the complete name, phone number and address of each End User, the date of sale, brief solution summary, and the date of installation;

(b) Ten (10) days prior to the beginning of said period, Quarterly Forecasts in which Reseller shall make a good faith effort to predict the sales of Product that will occur in the upcoming three (3) month period;

(c) Within fifteen (15) days after the end of each month, Monthly Activity Reports in which Reseller shall identify all sales and marketing activities related to TPS, including but not limited to End User demonstrations, shows and sales calls; and

(d) any other point of sale, forecast or activity reporting requirements as appropriate to the Partner Level achieved by Reseller in the TPS Channel Partner Program or as published by TPS from time to time.

6.8 Requirement to Maintain Contact. Reseller is required to provide to TPS and maintain at least one valid Reseller contact at all times for the duration of the Agreement, including first and last name, site address, telephone number and email address.

6.9 Inclusion of Annual Renewal and Update Subscription. For each Product resold, Reseller is responsible for either: (a) the sale of the appropriate annual renewal and update subscription; or (b) submittal to TPS of written waiver of software updates signed by the End User. Reseller is responsible for submitting to TPS the purchase of said subscriptions annually within thirty (30) days prior to each anniversary of the End User’s initial purchase. In the event End User purchases or renews said update subscription directly from TPS, Reseller shall have no claim to compensation associated with the sale.

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7.0 License to Use TPS Trademarks.

7.1 Trademark License. TPS hereby grants to Reseller a non-exclusive, limited license during the term of this Agreement to use both TPS’ name and any stylized form or logo used by TPS and the applicable Product trademarks (the “Trademarks”) in the Territory solely in connection with Reseller’s distribution, advertising and promotion of the Products, provided that such Trademarks are used solely in accordance with TPS’ specifications as to usage, style, color, and typeface, as such specifications are described in Attachment B and may be modified by TPS from time to time. Reseller agrees not to attach any trademarks, logos or trade designations to the Products, nor to remove or modify any of TPS’ proprietary notices affixed to the Products. Reseller agrees not to affix any Trademarks to products other than the genuine Products.

7.2 Ownership of Trademarks. TPS retains exclusive ownership of all right, title, and interest in and to the Trademarks, together with any new or revised trademarks, trade names, and logos that TPS may adopt to identify it or any of its products or services during the term of this Agreement. Reseller shall not adopt or use any Trademarks in any manner whatsoever except as expressly provided in Section 7.1. Reseller shall not claim any rights in the Trademarks or take any action that threatens or challenges TPS’ proprietary rights therein. All goodwill associated with the Trademarks will inure exclusively to the benefit of TPS.

8.0 Pricing.

8.1 Reseller Prices. The prices Reseller pays for Products will be set by TPS in accordance with the level Reseller has attained in the TPS Channel Reseller Program. TPS will be free to change prices, discount schedules, and any other terms of the Price List with a sixty (60) day advance notification of pending change to Reseller.  New prices and schedules will be available within thirty (30) days of said change.  If TPS increases its list prices, all Products shipped on or after the effective date of such increase will be at the new higher price, except that TPS will honor all accepted Reseller purchase orders that were received prior to notice of the price increase at the prices in effect at the time the order was received.  TPS will protect Reseller from price increases for outstanding End User price quotations for up to 30 days provided that Reseller gives written notification of such quotes (including a copy of the customer quotation) within 10 days after the effective date of the new price. Subject to TPS’ ability to impose maximum resale price limitations, Reseller is free to determine its resale prices unilaterally.

8.2 Special Pricing. TPS may provide Reseller with special pricing limited to resales made to one or more specific End Users. Any such agreement between TPS and Reseller must be in writing, and must specify a fixed time period during which such special pricing shall be provided. If no time limit is specified in the written agreement, the time period shall be ninety (90) days from the effective date of the written agreement regarding special pricing. If TPS offers special pricing and Reseller submits a purchase order based on such special pricing, Reseller accepts that TPS may condition such special pricing on Reseller’s agreement to resell the Products to specific End Users and at a price that shall not exceed particular prices determined by TPS. No such condition will prohibit Reseller from selling at any price below the prices established by TPS.

8.3 Pricing Irregularities. If TPS determines that Reseller has resold Products purchased with special pricing provided above to any person or entity other than the End User identified by TPS, then TPS may, at TPS’ sole discretion (a) invoice Reseller for the difference between such additional discount and Reseller’s then-current resale discount, and/or (b) audit Reseller’s purchases and relevant records pursuant to this Agreement (“Audit”) and invoice Reseller for all

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reasonable costs incurred by TPS in its performance of the Audit and/or (c) suspend Reseller’s access to price deviations and other TPS sales and marketing programs; and/or (d) suspend shipments to Reseller; and/or (e) terminate this Agreement.

9.0 Ownership of Proprietary Rights and Non-disclosure.

9.1 Proprietary Rights. TPS and/or its licensors, where applicable, retain exclusive ownership of all intellectual property rights embodied in the Products. Reseller will take all reasonable measures to protect TPS’ proprietary rights in the Products, including, without limitation, ensuring that End Users of the Products agree to TPS’ standard Terms and Conditions of Use included with the Products. Except as expressly provided herein, Reseller is not granted any right under any of TPS’ patents, copyrights, trade secrets, trade names, trademarks (whether registered or unregistered), or any other of its intellectual property rights, or any franchises or licenses with respect to the Products.

9.2 Non-disclosure of Confidential Information. Confidential information will include all confidential and proprietary information of either party or any third party disclosed by one party to the other, which in the case of written information is marked "confidential" or "proprietary", and which in the case of information disclosed orally is identified at the time of the disclosure as confidential or proprietary.  Reseller is hereby notified that the Software supplied under this Agreement, if any, is CONFIDENTIAL INFORMATION.

9.3 Non-disclosure Obligations. Each party must hold the other party's CONFIDENTIAL INFORMATION in confidence, and use the same degree of care (but not less than reasonable care) to safeguard such Confidential Information as the party uses to protect its own Confidential Information. Each party agrees that it has obtained or will obtain a written agreement with each employee or contractor having access to any such Confidential Information, under which the employee or contractor acknowledges the importance of protecting the Confidential Information to which such individual may have access and agrees to protect and not disclose the Confidential Information. Confidential Information may only be used for exercising rights and fulfilling obligations under this Agreement. Reseller must sign the TPS Mutual Confidentiality and Non-Disclosure Agreement. Additional requirements may be assigned by the acceptance of opportunity-specific non-disclosure agreements between TPS and Reseller.

9.4 Exceptions to Non-disclosure Obligations. The obligations defined above do not apply to information which was in the recipient's rightful possession without an obligation of confidentiality before receipt from the disclosing party, or is or becomes a matter of public knowledge through no fault of the recipient, or is rightfully received by the recipient from a third party without a duty of confidentiality, or is independently developed by the recipient without reliance on the  Confidential Information, or is disclosed under operation of law, or is disclosed by the disclosing party to third parties habitually without restriction on subsequent disclosure.

10.0 Publicity.

Except as expressly provided in this Agreement, neither TPS nor Reseller will issue press releases or make other public announcements that identify Reseller as an authorized or registered Reseller without the express written consent of the other party. In addition, Reseller shall at no time (nor cause any third party to) take any action, publish or otherwise communicate anything which is or may be detrimental to the business reputation of TPS.

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11.0 Warranty.

11.1 Patent Indemnity. TPS shall defend at its own expense any third-party claim, suit or proceeding brought against Reseller insofar as it is based on a claim that a Product constitutes an infringement of a United States patent or a United States copyright, except to the extent that any such claim relates to any modification of a Product by Reseller, for which Reseller shall defend at its own expense and shall indemnify and hold TPS harmless from any third-party claim, suit or proceeding brought against TPS. To qualify for such defense and payment, the Reseller must (a) give TPS prompt written notice of any such claim, and (b) allow TPS to control, and fully cooperate with TPS in, the defense and all related settlement negotiations. TPS shall pay all damages; costs and expenses finally awarded to third parties as a result of a final judgment against Reseller or settlement of such claim negotiated by TPS but shall not be responsible for any compromise made without its consent. Upon notice of an alleged infringement, or if, in TPS’ opinion, such a claim is likely, TPS shall have the right, at its option, to obtain the right to continue the distribution of Products, substitute other products with similar operating capabilities, or modify the Product so that it is no longer infringing. In the event that none of the above options are reasonably available in TPS’ opinion, Reseller’s sole and exclusive remedy shall be to cease using and to return to TPS all of the applicable Products, and to obtain from TPS a refund of the fee paid by Reseller for such Products. This Section 11.1 states TPS’ entire liability for intellectual property infringement.

11.2 Limitations and Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, TPS MAKES NO WARRANTIES RELATING TO THE PRODUCTS, EXPRESSED OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY AND ANY WARRANTIES RELATING TO VIRUSES. NO PERSON IS AUTHORIZED TO MAKE ANY OTHER WARRANTY OR REPRESENTATION CONCERNING THE PERFORMANCE OF THE PRODUCTS OTHER THAN AS PROVIDED IN THIS SECTION. RESELLER SHALL MAKE NO WARRANTY, EXPRESS OR IMPLIED, ON BEHALF OF TPS.

11.3 Waiver of Consequential Damages. IN NO EVENT SHALL TPS BE LIABLE FOR ANY INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST REVENUE, LOST PROFITS, OR LOST OR DAMAGED DATA, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF TPS HAS BEEN INFORMED OF THE POSSIBILITY THEREOF.

11.4 Indemnity. TPS and Reseller shall indemnify and hold the other party and its affiliates, and their officers, directors, shareholders, employees, and agents, harmless from any losses, claims or, damages (inclusive of attorney’s fees and other costs of legal defense) that they, or any of them, may incur as a result of (a) the breach by TPS or Reseller, respectively, of any provision of this Agreement; (b) the making of any representations, warranties, or other statements on behalf of the other party that are not specifically authorized by the other party in writing; (c) any other negligent act on the part of TPS or Reseller or its representatives.

12.0 Export Compliance.

The parties shall comply with all applicable United States and foreign laws and regulations, including without limitation (a) all applicable laws and regulations relating to the advertising, packaging, sale, and distribution of the Products, (b) all United States export laws and regulations governing the export or reexport of all Products and any products or services

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provided in connection with the Products, including without limitation the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, and any regulations administered by the Department of the Treasury Office of Foreign Assets Control, and (c) all applicable laws and regulations of countries other than the United States that govern the importation, use, or reexport of the Products. Reseller further agrees to comply with any conditions that TPS notifies Reseller are contained in any applicable export licenses pertaining to the Products. Reseller shall comply with any reporting requirements that may apply to the export or reexport of the Products and shall provide to TPS and the appropriate governmental authority any periodic reports containing such information as may be required under applicable law. Reseller further agrees to pay any taxes or tariffs that may apply to the export or re-export of the Products.

13.0 Termination.

13.1 Term. The term of this Agreement shall commence as of the Effective Date and continue until terminated by either party as provided herein.

13.2 Termination Without Cause. Either party may terminate this Agreement at any time without cause upon thirty (30) days prior written notice to the other party.

13.3 Termination With Cause. Either party may terminate this Agreement (a) upon thirty (30) days written notice to the other party for a material breach by the other party of this Agreement if such breach is not cured by the other party within such thirty (30) day period; or (b) immediately after giving written notice to the other party upon the commencement by or against the other party of any proceeding under any bankruptcy or similar law providing relief to the party as debtor, which proceeding is not dismissed within 60 days.

13.4 Rights upon Termination. Upon any termination of this Agreement, (a) Reseller’s status as an authorized Reseller will be null and void; (b) Reseller shall immediately cease using the Trademarks and discontinue all representations that it is an authorized Reseller; (c) Reseller shall promptly return to TPS all sales literature, brochures, technical information, price lists, samples, evaluation units, and other materials received from TPS; and (d) Reseller shall submit to TPS within ten (10) days after the effective date of termination a summary of the number of Products in Reseller’s inventory as of such termination date. TPS or its authorized distributors shall repurchase such Products from Reseller within a reasonable period after reviewing the inventory summary, at prices to be agreed upon between the parties, but in no event greater than the respective prices paid by Reseller for such Products. After TPS’ receipt of the Products from Reseller, TPS will issue an appropriate credit to Reseller’s account and refund any amount greater than the outstanding balance due TPS.

13.5 Separation Damages. Neither party shall be liable to the other party, and the parties expressly waive, to the fullest extent permitted by applicable law, any rights on account of termination of this Agreement to which a party may be entitled under applicable law which were not granted to it hereunder, for any compensation, reimbursement, or damages for loss of present or prospective profits or goodwill, or for any expenditures, investments, leases, or any type of commitment made in connection with the party’s business in reliance on the existence of this Agreement, including without limitation advertising and promotion costs, costs of supplies, employee salaries, and other such costs and expenses.

13.6 Audit. Reseller shall keep full, true, and accurate records and accounts, in accordance with generally accepted accounting principles, of each Product purchased and resold, including information regarding compliance with TPS marketing and sales programs, Software usage and

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transfer, End User names and locations, and Product exportation. If TPS, in its sole discretion, believes the Reseller records are inaccurate, Reseller shall make these records available for audit by TPS upon fifteen (15) days prior written notice, during regular business hours, at those locations where Reseller may maintain relevant records. Reseller shall bear all costs incurred by TPS in the performance of any audit which discloses any material breach of this Agreement. Reseller additionally acknowledges that from time to time TPS or its independent auditors may conduct additional specific audits with the purpose of monitoring and ensuring compliance by Reseller with TPS' policies and applicable laws. When requested, Reseller shall collaborate with TPS' auditors and provide accurate and truthful information. In all cases, Reseller agrees to bear, and/or promptly repay to TPS, all costs, fees and expenses incurred by TPS in the performance of any such audit and/or investigation that discloses any material breach of this Agreement by Reseller. Reseller acknowledges and accepts that, in addition to the above audit rights, TPS may directly contact any End User at anytime in order to verify and/or inform End Users about Reseller's compliance or non-compliance with this Agreement and TPS' policies.

14.0 Limitation of Liability.

Notwithstanding any other provisions of this Agreement, each party’s liability to the other party under this Agreement shall be limited to the total payment made by Reseller to TPS in the most recent full calendar year. The foregoing limitation of liability shall not apply to any damages or settlement amounts for which a party is obligated to indemnify the other under Section 11.1.

15.0 Miscellaneous.

15.1 Assignment. Reseller may not assign this Agreement without the prior written approval of TPS. For the purposes of this section, a change in the persons or entities that control 50% more of the equity securities or voting interest of Reseller shall be considered an assignment of Reseller’s rights. TPS may assign this Agreement upon written notice to Reseller.

15.2 Notices. All notices given pursuant to this Agreement shall be in writing sent prepaid by certified or registered mail or commercial express courier, and will be deemed effective upon confirmed delivery. All such notices will be sent to the addresses first set forth above, attention Contracts Manager for TPS and Contracts Manager for Reseller.

15.3 Waiver. The waiver by either party of a breach of any provision contained herein shall be in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

15.4 Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such provision within the limits of applicable law or applicable court decisions.

15.5 Controlling Law. This Agreement shall be governed in all respects by the laws of the state of Washington, without regard to its choice of law rules. Application of the U.N. Convention of Contracts for the International Sale of Goods is expressly excluded. Venue for any action arising out of this Agreement shall be properly laid in King County, Washington, or in the Federal District Court for the Western District of Washington.

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15.6 No Agency. The parties are independent contractors under this Agreement, and nothing contained herein shall be construed as creating any agency, partnership, employment, or other form of joint enterprise between the parties.

15.7 Counterparts. This Agreement must be signed in two counterparts, which together shall form a single agreement as if both parties had executed the same document.

15.8 Entire Agreement. This Agreement completely and exclusively states the agreement of the parties regarding its subject matter. This Agreement supersedes all prior proposals, agreements or other communications between the parties, oral or written, regarding such subject matter. This Agreement shall not be modified except by a subsequently dated written amendment or appendix signed on behalf of TPS and Reseller by their duly authorized representatives, and any provision of a purchase order purporting to supplement or vary the provisions hereof shall be void.

15.9 Attorneys’ Fees. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either party has breached this Agreement, then such party shall be liable and pay to the other party the reasonable legal fees incurred by such other party in connection with such litigation, including any appeal therefrom.

15.10 Equitable Relief. Each party acknowledges that the other would suffer irreparable harm in the event of a material breach of the provisions of this Agreement in that monetary damages would be inadequate to compensate for such a breach, and that in the event of any material breach or threatened material breach by a party of any such provisions, a party shall be entitled, in addition to such other legal or equitable remedies which might be available, to injunctive relief in any court of competent jurisdiction against the threatened material breach or continuation of any such material breach without showing or proving any actual damages sustained by it.

15.11 Right to Enter into this Agreement. The persons executing this Agreement warrant that they have the respective authority to bind TPS and Reseller to the terms and conditions embodied in this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Reseller Agreement as of the date first set forth above.

Supplier: Twisted Pair Solutions, Inc. Name: * Title: * Signature:/s/ * Date: 5-10-06	Reseller: GlobalTel IP, Inc. Name: Larry M. Reid Title: Executive VP & CFO Signature: /s/ Larry M. Reid Date: May 5, 2006

* Confidential portion has been omitted and filed separately with the Securities and Exchange      Commission.

Attachments:

A.

TPS Price List, Authorized TPS Products to Resell, Authorized Territory

B.

TPS Trademark Usage Specifications

C.

Valid Reseller Contact

D.

Program Level Confirmation

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Attachment A

Pricing, Authorized TPS Products to Resell,
Authorized Territory

Pricing

Pricing for TPS Products will be at a discount level to be set based on the Reseller’s Channel Partner Program level (silver, gold or platinum) and applied to the then current MSRP price from the Channel Partner List Price Schedule.  Special opportunity or other pricing may be established as agreeable to and documented by both parties.

Authorized TPS Products

all

Authorized Territory

Worldwide

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Attachment B

TPS Trademark Usage Specifications

Twisted Pair Solutions, Inc.

The purpose of these guidelines is to assist you in complying with the legal requirements of Twisted Pair Solutions, Inc. (TPS) regarding trademark use.

General Trademark Guidelines

You may use Twisted Pair Solutions (TPS) trademarks (including logos or taglines) to identify TPS products, services, and programs on all marketing and sales collaterals (such as, but not limited to, price quotes, datasheets, presentations, brochures, advertising, tradeshow materials, websites) provided you adhere to the following guidelines:

1.

You may not incorporate or include TPS trademarks in your company name, product name, domain name, or in the name of your service.

2.

Your product name may not be confusingly similar to any of TPS’ trademarks.

3.

Your use may not be obscene or pornographic, and may not be disparaging, defamatory, or libelous to TPS, any of its products, or any other person or entity.

4.

Your use may not directly or indirectly imply TPS’ sponsorship, affiliation, or endorsement of your product or service.

5.

Reference to the TPS trademark may not be the most prominent visual element on your product or service. Your company name and/or logo, your product or service name, and your graphics should be significantly larger than the reference to TPS’ trademark.

6.

If your use includes references to a TPS product, the full name of the product must be referenced at the first and most prominent mention (such as WAVE™). When referencing any TPS trademarks, please mark with a ™ as indicated below.

7.

You may not shorten or abbreviate any of TPS’ trademarks. Always spell and capitalize TPS’ trademarks exactly as they appear below.

8.

You need to include the following trademark attribution statement: "[List of marks used in alphabetical order] are either registered trademarks or trademarks of Twisted Pair Solutions, Inc." For example:
WAVE™ is a trademark of Twisted Pair Solutions, Inc.

9.

These guidelines are provided for guidance only. TPS reserves the right to require revised wording depending upon the particular circumstances relating to a specific product.

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Attachment B

TPS Trademark Usage Specifications

Trademarks

The following list sets forth certain of the trademarks used by Twisted Pair Solutions, Inc. This list is subject to change at any time.

WAVE™
Wide Area Voice Environment™

Logos

Unless you are licensed by Twisted Pair Solutions under a specific licensing program or agreement, use of TPS logos such as the TPS corporate logo and product logos are not allowed. You may qualify for use of certain logos under the programs offered through our Partner Program.

The following list sets forth certain of the logos used by Twisted Pair Solutions, Inc. This list is subject to change at any time. A full download of all logos may be found in the partner-only section of the Twisted Pair Solutions, Inc. website (www.twistpair.com)

Colors: The logos should only be used as indicated on the web site, or in black.

Page 14 TPS Authorized Reseller Agreement January 2006

Attachment C

TPS Reseller Agreement

Valid Reseller Contact

Reseller: GlobalTel IP, Inc.

Contact Name: Michael J. Gutowski

Title: Vice President Sales and Marketing

Contact Address: 7999 N. Federal Hwy Suite 401

                               Boca Raton, FL 33487

Telephone (office): 561-939-3300 Xt 142

Telephone (cell): 954-931-2000

Email address: mike@globaltelip.com

Page 15 TPS Authorized Reseller Agreement January 2006

Attachment D

TPS Reseller Agreement

Program Level Confirmation

This Attachment D to the Authorized Reseller Agreement with Reseller identified below summarizes the TPS Channel Partner Program level, discount and other pertinent information for this Reseller.

Reseller:  < > GlobalTel IP, Inc.

Effective Date:  < >

TPS Channel Partner Program Level:  < > *

Base Discount Level:  < > *

Additional Discount for Registered Deals:  < > *

Annual Revenue Target:  < > *

Additional Terms or Considerations:  none

IN WITNESS WHEREOF, the parties confirm and agree to this TPS Channel Partner Program level assignment as of the date first set forth above.

Supplier: Twisted Pair Solutions, Inc. Name: * Title: * Signature: /s/ Date: 5-10-06	Reseller: GlobalTel IP, Inc. Name: Larry M. Reid Title: Executive VP & CFO Signature: /s/ Larry M. Reid Date: May 5, 2006

* Confidential portion has been omitted and filed separately with the Securities and Exchange      Commission.

Page 16 TPS Authorized Reseller Agreement January 2006